Exhibit 10.1

FIRST AMENDMENT TO

SPARTON CORPORATION

SHORT-TERM INCENTIVE PLAN

Sparton Corporation, an Ohio corporation (the “Company”), has previously adopted the Sparton Short-Term Incentive Plan (the “Plan”) for the benefit of those individuals selected to participate in the Plan. This First Amendment to the Plan is effective as of the date set forth below.

SECTION 1

BACKGROUND

1.1 Amendment. The Company has reserved the right to amend the Plan as provided in Section 7.1 of the Plan. The Company desires to amend the Plan to include pro-rata payment of awards to certain employees upon a Change of Control (as defined below).

SECTION 2

AMENDMENTS TO PLAN

2.1 Definitions. Section 2 is hereby amended by the addition of the following new Section 2.5, and the re-numbering of the provisions appearing in Section 2 accordingly.

“2.5 “Change of Control” means: (1) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (2) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; (3) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (4) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.”

2.2 Payment of Awards. Section 4 of the Plan is amended by the addition of the following new Section 4.5.

“4.5 Payment in the Event of Change of Control. In the event of a Change of Control, unless otherwise set forth in a Participant’s Actual Incentive Award, Participants shall be entitled to the benefits specified in the Participant’s Actual Incentive Award under “Total Payout at Target”, prorated to the amount due for the then-current fiscal year as of the end of the quarter immediately preceding the Change of Control. Therefore, no payment shall be made if a Change of Control occurs in the first quarter of the Company’s fiscal year; 25% of the “Total Payout at Target” will be made if a Change of Control occurs in the second quarter of the Company’s fiscal year; 50% of the “Total Payout at Target” will be made if a Change of Control occurs in the third quarter of the Company’s fiscal year; 75% of the “Total Payout at Target” will be made if a Change of Control occurs in the fourth quarter of the Company’s fiscal year. Such amount shall be paid by the Company concurrently with the consummation of the Change of Control. This Section 4.5 shall not apply to any Participant who holds one or more of the following titles at the Company: President, Chief Executive Officer, Senior Vice President, Group Vice President, and Vice President, and such employees shall be entitled to receive such payments (if any) on a Change of Control as set forth in their respective employment agreements.”

SECTION 3

REAFFIRMATION OF PLAN

3.1 Affirmation of Plan. The Plan, as amended, is reaffirmed in all respects.

This Amendment is hereby executed on behalf of the Company as of this 28th day of April, 2016.

Sparton Corporation

By:	/s/ Lawrence Brand
Name:	Lawrence Brand, Senior VP